Exhibit 5.11

October 12, 2010

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, Maryland 21030

Re: Registration Statement on Form S-4 filed by Omega Healthcare Investors, Inc.

Ladies and Gentlemen:

We have served as special Ohio counsel to those certain wholly owned, direct or indirect, as applicable, subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”) identified as “Opinion Subsidiaries” on Schedule I hereto (the “Opinion Subsidiaries”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Parent, the Opinion Subsidiaries and certain other the subsidiary guarantors (collectively with the Opinion Subsidiaries, the "Subsidiary Guarantors") with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Parent (the “Exchange Offer”) to exchange up to $200,000,000 in aggregate principal amount of the Parent’s registered 7½% Senior Notes due 2020 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 7½% Senior Notes due 2020 issued and outstanding in the aggregate principal amount of $200,000,000 (the “Initial Notes”), under the indenture dated as of February 9, 2010  (the “Original Indenture”), among the Parent, the Subsidiary Guarantors signatory thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of June 23, 2010, and by that certain Second Supplemental Indenture dated as of September 2, 2010, each among the Parent, the Subsidiary Guarantors signatory thereto and the Trustee (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”).  All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Initial Notes, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection with the Initial Notes or the Exchange Notes. We have been retained solely for the purpose of rendering certain opinions pursuant to Ohio law.

In connection herewith, we have examined:

(1)	the Registration Statement (including all exhibits thereto);

(2)	an executed copy of the Indenture, including the guarantees of the Initial Notes and the Exchange Notes (each, a “Guarantee”) provided for therein;

 Omega Healthcare Investors, Inc.
 October 12, 2010

(3)	executed copies of the Initial Notes;

(4)	the form of the Exchange Notes;

(5)
the articles of incorporation or organization, as appropriate and codes of regulations and limited liability company operating agreement, as appropriate, of each of the Opinion Subsidiaries as in effect on the date hereof and as certified by Secretary or other appropriate representative of such Opinion Subsidiary (the “Organizational Documents”);

(6)	a certificate of good standing or full force and effect for each of the Opinion Subsidiaries as of a recent date; and

(7)
certificates of the respective Secretaries other appropriate representatives of each of the Opinion Subsidiaries, certifying as to resolutions relating to the transactions referred to herein, the due execution and delivery of the Transaction Documents, the number of shareholders or members, and the incumbency of officers.

The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or limited liability company records, agreements and instruments of the Opinion Subsidiaries, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiaries, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied, with your permission and without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Opinion Subsidiaries.

In connection herewith, we have assumed that, other than with respect to the Opinion Subsidiaries, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Parent and authenticated and delivered by the Trustee and issued in exchange for the Initial Notes in accordance with the provisions of the Indenture upon consummation of the Exchange Offer, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto, the Guarantee of each Opinion Subsidiary provided for in the Indenture will constitute a valid and binding obligation of each such Opinion Subsidiary.

 Omega Healthcare Investors, Inc.
 October 12, 2010

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)   Our opinion set forth herein reflects only the application of applicable Ohio state law (excluding the securities and blue sky laws of such state, as to which we express no opinion) and the federal laws of the United States of America.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.  The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.  In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)   We express no opinion herein as to the enforceability of the Initial Notes or the Exchange Notes.

(c)   Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(d)   Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

 Omega Healthcare Investors, Inc.
 October 12, 2010

(e)   We express no opinion as to the enforceability of (1) any provision of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of any Transaction Document relating to choice of law.  Each Guarantee states that the laws of the State of New York are to govern its terms and provisions and we do not render any opinion as to the enforceability of any Guarantee under the laws of the State of New York.

(f)   We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

We do not render any opinions except as expressly set forth above.  The opinion set forth herein is made as of the date hereof.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.”  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

DINSMORE & SHOHL LLP
/s/ Charles F. Hertlein, Jr.

Schedule I

Opinion Subsidiaries

Subsidiary	State or other jurisdiction of formation
Canton Health Care Land, Inc.	Ohio
Colonial Gardens, LLC	Ohio
Copley Health Center, Inc.	Ohio
Dixon Health Care Center, Inc.	Ohio
Hanover House, Inc.	Ohio
House of Hanover, Ltd	Ohio
Hutton I Land, Inc.	Ohio
Hutton II Land, Inc.	Ohio
Hutton III Land, Inc.	Ohio
Leatherman 90-1, Inc.	Ohio
Leatherman Partnership 89-1, Inc.	Ohio
Leatherman Partnership 89-2, Inc.	Ohio
Meridian Arms Land, Inc.	Ohio
Orange Village Care Center, Inc.	Ohio
Skilled Nursing – Hicksville, Inc.	Ohio
St. Mary’s Properties, Inc.	Ohio
The Suburban Pavilion, Inc.	Ohio
Wilcare, LLC	Ohio